Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (this “Agreement”), dated as of April 14, 2010 (the “Effective Date”), between Spectrum Brands, Inc., a Delaware corporation (the “Company”), and Kent J. Hussey (the “Executive”).

WHEREAS, the Executive is currently employed as the Chief Executive Officer of the Company pursuant to an amended and restated employment agreement with the Company, dated October 22, 2009 (the “Employment Agreement”);

WHEREAS, the Executive currently serves as the Chairman of the Board of Directors of the Company, (the “Board”);

WHEREAS, on February 9, 2010, the Company entered into an Agreement and Plan of Merger with Russell Hobbs, Inc., a Delaware corporation, SB/RH Holdings, Inc., a Delaware corporation (“Parent”), Battery Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent, and Grill Merger Corp., a Delaware corporation (the “Merger Agreement”);

WHEREAS, the Company and the Executive have agreed that the Executive’s employment with the Company is scheduled to terminate effective as of the earlier of (i) May 31, 2010 or (ii) the Closing Date (as defined in the Merger Agreement, the “Closing Date”) (the earlier of such dates, the “Termination Date”) and that the Executive shall assist in the smooth transition of the Executive’s functions as directed by the Board;

WHEREAS, the Board has determined it to be in the best interests of the Company to initiate transition of the duties of the office of the Chief Executive Officer immediately;

WHEREAS, the Company desires that the Executive be available following the Termination Date to provide additional consulting services from time to time, and the Executive desires to provide such services, on the terms and subject to the conditions more fully set forth in this Agreement; and

WHEREAS, the Company desires to provide the Executive with certain severance payments and benefits in connection with the Executive’s termination of employment with the Company, in exchange for the Executive’s agreement to comply with certain restrictive covenants in favor of the Company and to execute and deliver (and not revoke) a general waiver and release of claims in favor of the Company and certain related persons, on the terms and subject to the conditions more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises, mutual covenants and other good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

I.	Employment Through Termination Date; Termination of Employment; Resignation from Positions

A. Subject to Section IE, the Executive’s last day of active employment with the Company shall be the Termination Date and the Term (as defined in the Employment Agreement) shall end on the Termination Date. For the avoidance of doubt, while employed by the Company through the Termination Date, the Executive shall be compensated at the salary rate in effect on the Effective Date (the “Base Salary”) and otherwise continue to be eligible to participate in the Company’s employee benefit plans and arrangements in accordance with their terms as in effect from time to time.

B. From and after the Effective Date, the Executive will no longer be the Chief Executive Officer of the Company and shall instead carry the title of Advisor to the Chief Executive Officer. The Executive acknowledges and agrees that his ceasing to serve as Chief Executive Officer and his serving as an advisor to the Chief Executive Officer shall not constitute Constructive Termination (as defined in the Employment Agreement). During the period from the Effective Date through the Termination Date, the Executive shall provide such support and cooperation as is requested by the Company in order to facilitate the smooth transition of the Company’s leadership. In addition, the Executive will use his best efforts to assist in bank and analyst meetings and marketing road shows in support of the transactions contemplated by the Merger Agreement.

C. Effective as of the close of business on the Termination Date, the Executive’s employment by the Company shall cease, and the Executive shall cease and be deemed to have resigned from any and all titles, positions and appointments the Executive holds with the Company and any of its affiliates, whether as an officer, director, employee, trustee, committee member or otherwise (including, without limitation, as the Chief Executive Officer (effective as of the Effective Date) and Chairman of the Board and Board member). Executive agrees to execute any documents reasonably requested by the Company in accordance with the preceding sentence. Effective as of the close of business on the Termination Date, the Executive shall have no authority to act on behalf of the Company and shall not hold himself out as having such authority, enter into any agreement or incur any obligations on behalf of the Company, or otherwise act in an executive or other decision-making capacity with respect to the Company. Notwithstanding any other provision of this Agreement, in the event that the Termination Date occurs prior to the Closing Date, the Executive shall continue to serve as non-executive Chairman of the Board and a Board member through the Closing Date at no additional compensation (other than the portion of the Consulting Fee that is payable to the Executive for such period following the Termination Date pursuant to section IIA below); provided, however, that in no event shall Executive be required to continue such service past August 12, 2010. For the avoidance of doubt, the Executive shall resign from the Board as Chairman and as a Board member no later than the Closing Date.

D. For a period of 60 months immediately following the Termination Date, the Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company or any of its subsidiaries or affiliates, which relates to events occurring during Executive’s employment with the Company, and its subsidiaries and affiliates and as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), and such cooperation is not against Executive’s own legal interest, provided that (i) the Company shall reimburse Executive for expenses reasonably incurred in connection therewith (including travel and lodging costs and any demonstrably lost wages if such cooperation is after the Consulting Period (defined below)), and (ii) any such cooperation occurring after the Consulting Period shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs and to take into account Executive’s personal and business commitments and the significance of the matter in question. The Company agrees to the extent reasonably practicable to provide Executive with reasonable notice in the event Executive’s participation is required.

E. Notwithstanding anything to the contrary in Sections IA or IC, the Company may terminate the Executive’s employment prior to May 31, 2010, upon the occurrence of “Cause” as defined in (and in accordance with) the Employment Agreement. If the Executive’s employment is terminated pursuant to this Section IE, the date of termination shall be treated as the Termination Date for all purposes hereunder, and the Company shall have no further obligation to provide the Executive with Base Salary or other benefits in respect of any period from and after the date of such termination of employment and the Executive shall not be entitled to receive any payments or benefits other than the Required Payments (as defined below).

II.	Consulting Services; Independent Contractor Status

A. Commencing on the Termination Date, for the three-year period following the Termination Date (the “Consulting Period”), the Company shall retain the Executive to provide the Consulting Services (defined below) and the Executive shall provide the Consulting Services (defined below) to the Company. For purposes of this Agreement, the “Consulting Services” shall mean those consulting services and activities related to the functions that the Executive performed as an employee and director of the Company), as may be reasonably requested by the Company, which shall primarily include continued advice in connection with (i) the transition of the Company’s leadership, (ii) strategic advice in connection with mergers and acquisitions and integration with respect to the Merger Agreement, (iii) assistance with litigation involving the Company, (iv) questions from the Chief Executive Officer and Chief Financial Officer of the Company and (v) such other matters as mutually agreed to between the Company and the Executive. In consideration for the Consulting Services, the Company shall pay the Executive a consulting fee of $250,000 per annum (the “Consulting Fee”), payable quarterly in arrears on or before the fifth business day of the calendar month immediately following the end of each calendar quarter during the Consulting Period. The Company shall also reimburse the Executive for all reasonable travel and other business related out-of-pocket expenses incurred by the Executive in performing the Consulting Services in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred); provided that such expenses are incurred with the prior written approval of the Company and the Executive provides the Company with an itemized invoice of the expenses incurred (and provided that the Company shall make such reimbursement following the Executive’s providing the Company with such an invoice). For the avoidance of doubt, the Executive shall provide the Consulting Services for a maximum of 400 hours during each year of the Consulting Period.

B. The Consulting Period shall terminate prior to the expiration of the three-year period without further payment of unearned Consulting Fees on the earlier of (i) the Executive’s death, (ii) the Executive’s physical or mental incapacitation which renders him unable or unwilling to provide the Consulting Services for a period of 90 days at the same level of quality prior to such incapacity, (iii) upon the Executive’s violation of the Post Employment Restrictive Covenants (defined below) or (iv) the Executive’s failure to provide the Consulting Services. For the avoidance of doubt, the Company shall pay to the Executive the balance of the Consulting Fee payments, if any, for the remainder of the Consulting Period on the same quarterly basis if (x) the Company materially breaches the Agreement (and the Executive terminates the Consulting Period provided the Executive provides the Company with written notice of the purported breach within 60 days of the initial occurrence and the Company fails to cure such breach within 30 days after receipt of such written notice) or if (y) the Company ends the Consulting Period prior to the occurrence of any of the events listed in the immediately prior sentence.

C. The Executive and the Company acknowledge that during the Consulting Period: (i) the Executive is an independent contractor (and not (and shall not hold himself out as) an employee) of the Company or its affiliates, (ii) the Executive shall not have any right to act for, represent or otherwise bind the Company or its affiliates in any manner, (iii) the Executive shall not be entitled to participate in any employee benefit plans or programs of the Company or its affiliates (except as specifically provided in Sections IIIA(5), IIIA(6) and IIIA(7) below) and (iv) the Executive shall be responsible for all taxes (including self-employment taxes) in respect of compensation payable under Section II hereunder during the Consulting Period.

III.	Payments and Benefits

A. Consideration.

In consideration for the Executive’s entering into this Agreement, the Company shall provide and/or pay to the Executive the payments and benefits described in this Section IIIA, subject to (i) the Executive’s continued full-time employment with the Company through the Termination Date, provided, however, that if Executive’s employment with the Company shall terminate at any time after the Effective Date and before the Termination Date as a result of Executive’s death, termination of employment for Disability (as defined in the Employment Agreement), termination of employment by Executive due to occurrence of Constructive Termination (as defined in the Employment Agreement), (provided that for the avoidance of doubt, the Executive’s ceasing to serve as Chief Executive Officer as of the Effective Date and serving as Advisor to the Chief Executive Officer shall not constitute Constructive Termination), or termination of employment by the Company without Cause (as defined in the Employment Agreement), then, in lieu of any payments or benefits to be paid or provided to Executive under Section 5(b) of the Employment Agreement, the payments and benefits set forth in this Section IIIA and in Section IIIB of this Agreement shall be made to Executive (provided that the Executive executes an irrevocable release of claims in the time frame and manner required under the Employment Agreement), and for this purpose the date of such termination of Executive’s employment shall be treated as the Termination Date; and (ii) the Executive’s execution and delivery, during the 60-day period following the Termination Date, of the general waiver and release of claims in the form attached hereto as Exhibit A (the “Release”) and non-revocation of the Release by the Executive during the seven-day revocation period set forth in the Release and (iii) Executive’s continued compliance with Executive’s obligations (including without limitation the restrictive covenants set forth in Section IV) hereunder, provided, that an isolated and nonrecurring good faith failure of the Executive to comply with Section 1B or ID of this Agreement (which the Executive promptly cures, if capable) shall not be a violation of this clause (iii):

1. on the first business day immediately following the 6-month anniversary of the Termination Date (the “Delayed Payment Date”), a lump sum cash amount equal to $3,712,500 (plus interest thereon from the Termination Date to the date immediately prior to the date of payment equal to the national average rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of the New York Times preceding the Termination Date);

2. a lump-sum cash amount equal to the annual bonus the Executive would have earned with respect to fiscal year 2010 based on actual performance for fiscal 2010, prorated based on the number of weeks the Executive was employed through the Termination Date during fiscal year 2010 (the “Pro Rata Bonus”) and the Pro Rata Bonus shall be payable in 2010 at the same time bonuses for 2010 are payable to other senior executives of the Company;

3. on the date that is eight (8) days after the Executive executes the Release (provided that the Executive has not revoked the Release during the seven-day revocation period set forth therein) (such eighth (8th) day, the “Payment Date”), a lump sum cash payment of the Executive’s LTIP award of $1,237,500;

4. from the Delayed Payment Date until December 31, 2010, the right to purchase the Company owned or leased vehicle that the Executive currently uses for $100; provided that on the Termination Date, the Executive shall pay the Company $10,500 for usage of the vehicle during the period from the Termination Date to the Delayed Payment Date, and the Company shall pay the Executive $10,500 on the Delayed Payment Date;

5. until September 30, 2012, except for the benefits provided by Sections IIIA 6 and IIIA 7 of this Agreement, the Executive and Executive’s eligible dependents may continue to participate in the welfare benefits which are substantially similar to those provided to the Executive and his dependants by the Company immediately prior to the Termination Date, at no greater cost to the Executive than the cost to the Executive immediately prior to the Termination Date, and which include long term care and long term disability insurance (provided that if the Executive is covered under a new employer plan, then the Company shall only reimburse the Executive for the excess, if any, of the cost of such benefit coverage over the cost immediately prior to the Executive’s termination of employment);

6. reimbursement for tax preparation and financial planning services for a period of 10 years after the Termination Date, provided that the Executive provides appropriate documentation for any expenses incurred with respect to such services; and provided further that such reimbursement shall not exceed thirty thousand dollars ($30,000) per year and reimbursements for any calendar quarter should be made within fifteen (15) days following the close of such quarter (“Tax Preparation”);

7. for a period of ten (10) years following the Termination Date, Company shall provide the Executive and his spouse with continuing medical (including the Company’s Medical Expense Reimbursement Plan), dental, and life insurance benefits substantially similar to those provided to the Executive and his spouse by the Company immediately prior to the Termination Date at no greater cost to the Executive than the cost to the Executive immediately prior to such date (“Welfare Continuation”), and in the case of such continuing medical and dental benefits coverage, the Company will impute as taxable income to the Executive an amount equal to the actuarial cost of such coverage in excess of the applicable employee contribution paid by the Executive for such coverage for each year or portion thereof in which such coverage is provided to Executive and his spouse;

8. on the Payment Date, a special one time lump sum cash payment of $1,800,000; and

9. on the Payment Date, the restrictions on the Executive’s restricted stock (222,222 shares) granted to the Executive on or about October 22, 2009 pursuant to the Company’s 2009 Incentive Plan and in accordance with the Company’s Restricted Stock Award Agreement (collectively, the “Plan”) shall lapse and, on such date, the Company shall deliver to the Executive such shares less shares withheld to satisfy Company required tax withholding relating to the vesting of such shares. For the avoidance of doubt, the Executive shall not be granted any equity or equity based awards in addition to the shares described in the immediately prior sentence.

For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, if the Executive does not execute and deliver the Release in the time period set forth above, or if the Executive revokes such Release during the applicable seven-day revocation period set forth in the Release, then the Executive shall not be entitled to receive any payments or benefits described in Sections IIIA or IIIB (other than the Required Payments), and the Company shall not have any further obligations to the Executive under this Agreement or the Employment Agreement (including under Section IIIB) except as otherwise required by applicable law. Additionally, the Executive acknowledges and agrees that notwithstanding anything in this Agreement to the contrary, with respect to fiscal year 2010 and thereafter, following the Termination Date the Company shall not contribute any amount (whether 15% or otherwise) to a life insurance policy or supplemental life insurance policy or arrangement for the Executive and no such policy or contribution shall be required under Sections IIIA(5) and IIIA(7); provided, that, the Executive will be able to receive the continued group insurance benefits under Section IIIA(7) . In addition, the Executive acknowledges and agrees that the medical and dental coverage provided above shall be in lieu of any COBRA or similar local or state law.

B. Accrued/Other Obligations

As soon as reasonably practicable following the Termination Date, or such earlier date as may be required by applicable state statute or regulation (or as otherwise provided below), the Company shall provide the Executive, the payment and benefits described below (the “Accrued/Other Obligations”):

1. any Base Salary or other compensation earned but not paid to the Executive prior to the Termination Date with such payment being made on the first regularly scheduled payroll date occurring on or following the Termination Date;

2. any payments, benefits or entitlements that are vested, fully and unconditionally earned or due pursuant to any Company plan, policy, program or arrangement or other agreement;

3. payment for any accrued but unused vacation days which is estimated to be $79,327, with such payment being made on the first regularly scheduled payroll date occurring on or following the Termination Date;

4. any legitimate business expenses that remain unreimbursed as of the Termination Date that are submitted for reimbursement in accordance with Company policy within 30 days from the Termination Date;

5. transfer of ownership to Executive of the Company-owned executive life insurance policies covering the Executive and issued by Pacific Life Insurance Company with the following policy numbers and in-force coverage amounts: VF80045790 ($675,000), VF80082630 ($225,000) and VF80110620 ($1, 575,000); and

6. continued indemnification of the Executive pursuant to Section 3(h) of the Employment Agreement for acts, omissions and events occurring prior to the Termination Date.

For the avoidance of doubt, the Accrued/Other Obligations described in this Section IIIB are not intended to result in any duplication of any payments or benefits described in this Agreement or any compensation or benefits plans, policies, programs, agreements or arrangements of the Company. All payments due under Section IIIB(2) shall be paid in accordance with the applicable plan, policy, program, arrangement or other agreement.

C. Full Satisfaction

The Executive acknowledges and agrees that, except as otherwise set forth in this Agreement, the Executive is not entitled to any other compensation or benefits from the Company (including without limitation any severance or retirement compensation or benefits under any Company plan, policy or arrangement), and, as of and after the Termination Date, except as provided in Sections IIIA(5) and IIIA(7) of this Agreement, the Executive shall no longer participate in, accrue service credit or have contributions made on Executive’s behalf under any employee benefit plan sponsored by the Company in respect of periods commencing on and following the Termination Date; provided that, except as expressly provided herein, nothing in this Agreement shall constitute a waiver by the Executive of Executive’s rights to vested benefits, if any, under any employee benefit plan of the Company in respect of Executive’s services to the Company prior to the Termination Date.

D. No Mitigation or Offset

Except as provided in Section IIIA(5) and subject to Executive’s compliance with Section IV of this Agreement, the obligations of the Company under this Agreement shall not be affected by the Executive’s receipt of compensation and benefits from another employer in the event that the Executive accepts new employment following the Termination Date and the Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

IV.	Restrictive Covenants

A. The Executive acknowledges and agrees that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization. The Executive acknowledges and agrees that the Executive shall continue to be bound by the restrictive covenants contained in the Employment Agreement, including Section 6 (Agreement Not to Compete) and Section 7 (Secret Processes and Confidential Information). The Executive agrees that the Non-Competition Period (as defined in the Employment Agreement) shall be extended to the later of (i) two years after the Termination Date or (ii) the expiration of the Consulting Period. The Executive agrees that the restrictions on the Executive’s use or disclosure of Confidential Information (as defined in the Employment Agreement) shall remain in force until five years after the Termination Date. Except as modified in the preceding sentence, Sections 6 and 7 of the Employment Agreement shall remain in full effect.

B. The Executive agrees to deliver to the Company all documents, data, records, notes, drawings, manuals and other tangible information in whatever form which pertains to the Company and the Executive will not retain any such information or any reproduction or excerpt thereof; provided the Executive shall be permitted to retain his desk calendar, address book and rolodex. In addition, the Executive may retain his Company laptop and cell phone, provided that all Confidential Information is removed from such laptop and cell phone and such information is promptly returned to the Company.

C. The Executive shall not, whether in writing or orally, malign, denigrate or disparage the Company, its parents, subsidiaries or their respective predecessors and successors, or any of the current or former directors, senior officers, shareholders (who own more than 10% of the outstanding common shares), partners (who own more than 10% of the vote), members (who own more than 10% of the vote), of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. The Company shall not whether in writing or orally, malign, denigrate or disparage the Executive. Notwithstanding the foregoing, nothing in this Agreement shall prevent anyone in the preceding two sentences, from providing truthful testimony or other responses in connection with any lawful subpoena, court order or compulsory process in any investigation, proceeding or hearing before any federal, state or local governmental agency or to make truthful statements as needed in litigation.

D. If the Executive challenges the restrictions contained in Sections 6(a), 6(b), 6(c), 7(a) or 7(b) of the Employment Agreement, as amended in Section IVA, or any court determines that any of these provisions are unlawful or unenforceable such that Executive need not honor those provisions, then the Executive shall not receive the pay and benefits provided in Section IIIA (other than the Required Payments ) or if he has already received such pay, then Executive shall be required to repay such severance pay and benefits to the Company within 10 days of written demand by the Company.

E. The Executive acknowledges that a violation by Executive of any of the covenants contained in this Section IV would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage or requirement to post bond) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Section IV in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for monetary damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.

V.	Miscellaneous

A. Non-Admission. Nothing contained in the Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or on the part of the Company, and the Company hereby expressly denies any such wrongdoing or liability.

B. Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Company may withhold from all amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations. The Executive shall be responsible for the payment of Executive’s portion of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to the Executive under this Agreement. For the avoidance of doubt, the Executive acknowledges and agrees that the Executive shall be solely responsible for the payment of taxes with respect to the Consulting Fees.

C. Representation by Counsel. Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement. Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to and having consulted with counsel. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney. Within thirty (30) days following receipt of an invoice, the Company will reimburse the Executive for all reasonable legal expenses the Executive incurred in connection with the negotiation and execution of this Agreement.

D. Section 409A. Section 9 of the Employment Agreement (Section 409A) is incorporated herein by reference and notwithstanding the timing in Section III, Section 9 of the Employment Agreement shall govern the timing of any such payment, subject, however, to the following provisions which shall apply notwithstanding anything in this Agreement or in the Employment Agreement to the contrary.

1. Neither this Agreement nor the Employment Agreement may be amended pursuant to the second sentence of Section 9(a) of the Employment Agreement without Executive’s prior written consent.

2. The parties hereto agree that for purposes of Section 409A (which term as used herein shall include the regulations issued thereunder and all notices, rulings and other guidance issued by the Internal Revenue Service interpreting same), (A) the Termination Date shall be treated as the date of Executive’s “separation from service”, as defined in Section 409A , and (ii) Executive’s separation from service shall be treated as an “involuntary separation from service” as defined in Treas. Reg.§1.409A-1(n)(1).

3. In the case of any amounts payable to Executive under this Agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

4. The parties hereto agree that the special rule referred to in Section 9(b) of the Employment Agreement requiring a six (6) month delay in payment for amounts or benefits payable to Executive on account of his separation from service, if and to the extent required by Section 409A, shall be treated as not applicable to the payments and benefits to be made or provided to Executive under Section IIIA other than payments under IIIA(1), IIIA(4) and IIIA(6) during the period expiring six months from the Termination Date, it being the parties’ intention to treat such payments or benefits as qualifying for one or more of the exceptions from Section 409A’s requirements provided under the regulations and applicable guidance issued under Code section 409A.

5. For the avoidance of doubt, the provisions of Section 9(d) of the Employment Agreement shall apply to all indemnification payments, expense reimbursements, and in-kind benefits to be paid or provided to Executive under this Agreement.

6. For the avoidance of doubt, the Company shall have no obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any taxes or penalties under Section 409A.

E. Entire Agreement. Except as otherwise stated in this Agreement, this Agreement is the entire agreement between the Company and the Executive with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Company and the Executive relating to the termination of the Executive’s employment with the Company and the Executive’s provision of consulting services to the Company, and, as of the date of this Agreement, supersedes and extinguishes any other agreement or understanding relating to the terms and conditions applicable to the termination of the Executive’s employment, and the Executive’s provision of consulting services to the Company, whether written, oral, express or implied, between the Company and the Executive. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Company and the Executive specifically referencing the provision being so changed or modified.

F. Benefit of Agreement; Assignment; Beneficiary.

1. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged (for the avoidance of doubt, this includes Parent), ); provided, that the Company may not assign its rights and obligations hereunder, without prior written consent of the Executive, other than as a result of a transaction described in this sentence (such consent not to be unreasonably withheld). This Agreement shall also inure to the benefit of, and be enforced by, the Executive and Executive’s personal or legal representatives, executors, administrators, successor, heirs, distributes, devisees and legatees.

2. No rights or obligations of the Executive hereunder may be assigned or transferred by the Executive, without the prior written consent of the Company, except to the extent permitted under any applicable plan, policy, program, arrangement or other agreement with the Company or its affiliates or by will or operation of law.

3. If the Executive should die while any amount, benefit or entitlement would still be payable (or due) to the Executive hereunder, all such amounts, benefits and entitlements shall be paid or provided in accordance with the terms of this Agreement to the Executive’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive’s estate.

G. Headings. The Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

H. Required Payment. The phrase Required Payment shall mean the Tax Preparation, Welfare Continuation and Accrued/Other Obligations.

I. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

J. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

K. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

L. No Construction Against Drafter. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

M. Governing Law; Venue; Waiver of Trial by Jury.

1. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF DELAWARE.

2. Each party to this Agreement irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to Section VIB of this Agreement (collectively, “Actions” and, individually, an “Action”) may be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have jurisdiction to hear and determine or settle any such Action and that any such Actions may be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Actions in the Chosen Courts and any claim that any Actions have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

3. Each party to this Agreement agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties to this Agreement irrevocably and unconditionally agrees (i) that, to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) that service of process may also be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in this Agreement, as such address may be changed from time to time pursuant hereto, and (iii) that service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

N. Waiver of Jury Trial. The Companies and the Executive each hereby waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

O. Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

P. Notice. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

For notices and communications to the Company:

Spectrum Brands, Inc.

Six Concourse Parkway

Suite 3300

Atlanta, GA 30328

Facsimile: (770) 829-6295

Attention: General Counsel

For notices and communications to the Executive: at the address set forth in the records of the Company, as updated at the request of the Executive from time to time.

Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

Q. Company Warranty. The Company represents and warrants that it is fully authorized by action of its Board (and has taken all necessary action required by the Merger Agreement) to enter into this Agreement and to perform its obligations under it.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first written above.

SPECTRUM BRANDS, INC.

By:	/s/ John T. Wilson
Name: John T. Wilson
Title: SVP, Secretary and General Counsel

/s/ Kent J. Hussey
Kent J. Hussey

EXHIBIT A

RELEASE OF CLAIMS

1.	Release of Claims

In partial consideration of the payments and benefits described in Section IIIA of the Separation and Consulting Agreement (the “Separation Agreement”) dated as of April [15], 2010, between Spectrum Brands Inc., a Delaware corporation (the “Company”), and the undersigned (“Executive”), to which Executive agrees that Executive is not entitled until and unless Executive executes this Release and it becomes effective in accordance with the terms hereof, Executive, for and on behalf of himself and his heirs, successors and assigns, subject to the last two sentences of this Section 1, hereby waives and releases any employment, compensation or benefit-related common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Executive ever had, now has or may have against the Company and its shareholders, parents, subsidiaries, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives or agents, and each of their affiliates, successors and assigns, (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that Executive signs this Release and which arise from or in any way relate to Executive’s employment with and service to the Company and/or the termination of such employment and service from the Company, including, without limitation, any complaint, charge or cause of action arising out of Executive’s employment or termination of employment, or any term or condition of that employment, or arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs. Executive further agrees that this Agreement may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by Executive, Executive’s descendants, dependents, heirs. executors, administrators or permitted assigns. By signing this Release, Executive acknowledges that Executive intends to waive and release any rights known or unknown that Executive may have against the Releasees under these and any other laws; provided, that Executive does not waive or release claims with respect to (i) any rights he may have to any severance payments or benefits under the Separation Agreement, (ii) accrued vested benefits under employee benefit plans of the Company and its subsidiaries and affiliates subject to the terms and conditions of such plans and applicable law, (iii) the Consulting Fees in accordance with the Separation Agreement, (iv) any rights he may have as a passive stockholder of the Company, (v) any rights he may have to obtain contribution as permitted by law in the

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event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and the Company, on the other hand, are jointly liable and (vi) indemnification in accordance with the Company’s policies for acts or omission which occurred during the Term, except for any Proceedings (defined below) which are initiated by the Executive unless authorized in writing by the Board or ratified by the Board (collectively, the “Unreleased Claims”).

2.	Proceedings

Executive acknowledges that Executive has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges that Executive will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Executive understands that, by executing this Release, Executive will be limiting the availability of certain remedies that Executive may have against the Company and limiting also the ability of Executive to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

3.	Time to Consider

Executive acknowledges that Executive has been advised that he has forty-five (45) days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive said given forty-five (45) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4.	Revocation

Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of execution of this Release to revoke this Release (including, without

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limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Section IIIA of the Separation Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight- (8) day period, consistent with the terms of the Separation Agreement. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.

5.	No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

6.	General Provisions

A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

7.	Governing Law

The validity, interpretations, construction and performance of this Release shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions or the conflict of laws provisions of any other jurisdiction which would cause the application of any law other than that of the State of Delaware.

IN WITNESS WHEREOF, Executive has hereunto set his hand as of the day and year set forth opposite his signature below.

DATE	KENT J. HUSSEY

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